Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COMPLETE SOLARIA

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus/proxy statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

References to the “Company,” “our,” “us” or “we” refer to Complete Solaria.

Overview

Complete Solaria was formed in November 2022 through the merger of Solaria and Complete Solar, which combines two complementary businesses: Complete Solar, a residential solar sales and fulfillment company and Solaria, a seller of premium solar modules through a national network of installers. The combination of the two companies establishes Complete Solaria as a full renewable energy system operator with compelling customer offerings, advanced technology and project fulfillment that enables Complete Solaria to sell more products across more geographies in the United States and Europe.

Founded in 2010, Complete Solar created a technology platform to offer clean energy products to homeowners by enabling a national network of sales partners and build partners. Complete Solar’s sales partners generate solar installation contracts with homeowners on behalf of Complete Solar. To facilitate this process, Complete Solar provides the software tools, sales support and brand identity to its sales partners, making them competitive with national providers. This turnkey solution makes it easy for anyone to sell solar.

We fulfill our customer contracts by engaging with local construction specialists. We manage the customer experience and complete all pre-construction activities prior to delivering build-ready projects including hardware, engineering plans, and building permits to its builder partners. We manage and coordinate this process through our proprietary HelioTrackTM software system.

Founded in 2000, Solaria is a provider of residential solar modules. Our business model leverages manufacturing with third-party contract manufacturers to produce our solar modules utilizing Solaria’s proprietary intellectual property.

We fulfill our customer contracts by selling through distributors that are linked to a network of installers, called the Pro Partner Network (“PPN”), who, in turn, contract with residential customers to “go solar” using Solaria modules. The PPN is present in 47 states in the United States and 13 countries in Europe.

Effective January 1, 2023, we changed our fiscal quarters to four, thirteen-week periods within a standard calendar year. Each annual reporting period begins on January 1 and ends on December 31. Since the fiscal quarter change was made after the end of fiscal 2022, we will continue to report prior year financial information based on its prior year fiscal calendar. Our financial results for the thirteen weeks ended April 2, 2023 are compared to its results for the three months ended March 31, 2022. The comparison of these two quarters is primarily affected by the difference of two days between the first quarter of fiscal 2023 and first quarter of 2022.

Growth Strategy and Outlook

Complete Solaria’s growth strategy contains the following elements:

•

Increase revenue by expanding installation capacity and developing new geographic markets – We continue to expand our network of partners who will install systems resulting from sales generated by our sales partners. By leveraging this network of skilled builders, we aim to increase our installation capacity in our traditional markets and expand our offering into new geographies throughout the United States. This will enable greater sales growth in existing markets and create new revenue in expansion markets.

•

Increase revenue and margin by engaging national-scale sales partners – We aim to offer a turnkey solar solution to prospective sales partners with a national footprint. These include electric vehicle manufacturers, national home security providers, and real estate brokerages. We expect to create a consistent offering with a single execution process for such sales partners throughout their geographic territories. These national accounts have unique customer relationships that we believe will facilitate meaningful sales opportunities and low cost of acquisition to both increase revenue and improve margin.

•

Increase revenue by expanding its product line in order to capture greater share of wallet from pro partners – We have built our brand by providing a premium product with superior aesthetics and greater power production than those provided by typical solar modules. As a premium product, we have enjoyed a premium price. However, most of our pro partners also purchase non-premium products from other manufacturers, which they offer to their non-premium segment customers. In the third quarter of 2022, we extended our product line to offer a semi-premium product to address a wider range of customer needs and expect to capture a greater share of our existing pro partner solar module purchases.

•

Increase revenue and margin by bundling software and services with solar module sales—Prior to merging with Solaria, Complete Solar sold service offerings, powered by the HelioQuoteTM software system, to solar companies as an extension of its primary business of Solar System Sales. These software enhanced service offerings include solar sales software, proposal writing services, and design, engineering and permitting services. At the scale of most solar companies, including most pro partners, it is more effective and cost efficient to purchase these services than to perform them in-house. As a combined entity, we expect to bundle these services with its module sales in order to increase its solar module sales and expand its high-margin software enhanced services offerings.

The Business Combination

Complete Solar entered into a Business Combination with Freedom, First Merger Sub, Second Merger Sub, and Solaria on October 3, 2022. Upon the terms and subject to the conditions of the Business Combination, (i) First Merger Sub will merge with and into Complete Solaria with Complete Solaria surviving as a wholly-owned subsidiary of FACT (the “First Merger”), (ii) immediately thereafter and as part of the same overall transaction, Complete Solaria will merge with and into Second Merger Sub, with Second Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Second Merger”), and FACT will change its name to “Complete Solaria, Inc.” and Second Merger Sub will change its name to “CS, LLC” and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria will merge with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of FACT and will change its name to “The Solaria Corporation LLC” (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).

As a condition to closing the Business Combination, in October 2022, Complete Solar entered into a merger agreement with The Solaria Corporation to merge and form Complete Solaria, Inc. The merger between Complete Solar and Solaria was consummated in November 2022. As Complete Solar determined that it was the primary beneficiary of Solaria, the merger was accounted for as a business combination in accordance with ASC 805.

The merger between Complete Solaria and FACT is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, FACT will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Complete Solaria’s balance sheet at December 31, 2022). See “Unaudited Pro Forma Condensed Combined Financial Information.”

Key Financial Definitions/Components of Results of Operations

Service Revenues

We generate service revenue by providing customer solar solutions through a standardized platform to our residential solar providers and companies to facilitate the sale and installation of solar energy systems. Our contracts consist of two performance obligations, which include solar installation services and post-installation services that are performed prior to inspection by the authority having jurisdiction. The significant majority of our service revenue is recognized at a point in time upon the completion of the installation and the remainder is recognized upon inspection. Service revenue is recognized net of a reserve for the performance guarantee of solar output.

We enter into three types of customer contracts for solar energy installations. The majority of our service revenue is recognized through contracts where the homeowner enters into a power purchase agreement with our distribution partner. We perform the solar energy installation services on behalf of our distribution partner, who owns the solar energy system upon installation. Additionally, we enter into a Solar Purchase and Installation Agreement directly with homeowners, whereby the homeowner either pays cash or obtains financing through a third-party loan partner. In cash contracts with homeowners, we recognize service revenue based on the price we charge to the homeowner. We record service revenue in the amount received from the financing partner, net of any financing fees charged to the homeowner, which we consider to be a customer incentive.

As part of our service revenue, we also enter into contracts to provide our software enhanced service offerings, including design and proposal services, to customers that include solar installers and solar sales organizations. We perform these leveraging our HelioQuoteTM platform and other software tools to create computer aided drawings, structural letters, and electrical reviews for installers and proposals for installers. We charge a fixed fee per service offering, which we recognize in the period the service is performed.

Product Revenues

We generate product revenue by selling solar panels through distributors, who are identified as the customer, under non-cancellable arrangements. We recognize revenue from sales of products as control is transferred to the customer, generally upon delivery to the customer’s premises.

Operating Expenses

Cost of Service Revenues

Cost of service revenues consists primarily of the cost of solar energy systems, and installation and other subcontracting costs. Cost of revenue also includes associated warranty costs, shipping and handling, allocated overhead costs, depreciation, and amortization of internally developed software.

Cost of Product Revenues

Cost of product revenues consists primarily of direct production costs, including labor, materials, and subcontractor costs, indirect labor and overhead costs related to manufacturing activities; depreciation of production equipment, amortization of developed technologies, and allocated facilities costs.

Sales Commissions

Sales commissions are direct and incremental costs of obtaining customer contracts. These costs are paid to third-party vendors who source residential customer contracts for the sale of solar energy systems.

Sales and Marketing

Sales and marketing expenses primarily consist of personnel related costs, including salaries and employee benefits, stock-based compensation, and other promotional and advertising expenses. We expense certain sales and marketing, including promotional expenses, as incurred. With the additional resources that come from the business combination, we expect to increase our investment in sales and marketing.

General and Administrative

General and administrative expenses consist primarily of personnel and related expenses for our employees, in our finance, research, engineering and administrative teams including salaries, bonuses, payroll taxes, and stock-based compensation. It also consists of legal, consulting, and professional fees, rent expenses pertaining to our offices, business insurance costs and other costs. We expect an increase in audit, tax, accounting, legal and other costs related to compliance with applicable securities and other regulations, as well as additional insurance, investor relations, and other costs associated with being a public company.

Interest Expense

Interest expense primarily relates to interest expense on the issuance of debt and convertible notes and the amortization of debt issuance costs.

Other Expense, Net

Other expense, net consists of changes in the fair value of our convertible notes, the impact of debt extinguishment, and changes in the fair value of our redeemable convertible preferred stock warrant liabilities.

Income Tax Expense

Income tax expense primarily consists of income taxes in certain foreign and state jurisdictions in which we conduct business.

Supply Chain Constraints and Risk; COVID-19

We rely on a small number of suppliers of solar energy systems and other equipment. If any of our suppliers was unable or unwilling to provide us with contracted quantities in a timely manner at prices, quality levels and volumes acceptable to us, we would have very limited alternatives for supply, and we may not be able find suitable replacements for our customers, or at all. Such an event could materially adversely affect our business, prospects, financial condition and results of operations.

The ongoing COVID-19 pandemic has resulted and may continue to result in widespread adverse effects on the global and U.S. economies. Ongoing government and business responses to COVID-19, along with COVID-19 variants and the resurgence of related disruptions, could have a continued material adverse impact on economic and market conditions and trigger a period of continued global and U.S. economic slowdown.

In addition, the global supply chain and our industry have experienced significant disruptions in recent periods. We have seen supply chain challenges and logistics constraints increase, including shortages of panels, inverters, batteries and associated component parts for inverters and solar energy systems available for purchase, which materially impacted our results of operations. In an effort to mitigate unpredictable lead times, we experienced substantial build up in inventory on hand commencing in early 2022 in response to global supply chain constraints. In certain cases, this has caused delays in critical equipment and inventory, longer lead times, and has resulted in cost volatility. These shortages and delays can be attributed in part to the COVID-19 pandemic and resulting government action, as well as broader macroeconomic conditions that may persist once the immediate effects of the COVID-19 pandemic have subsided, and have been exacerbated by the ongoing conflict between Russia and Ukraine. If these shortages and delays persist into 2023, they could adversely affect the timing of when battery energy storage systems can be delivered and installed, and when (or if) we can begin to generate revenue from those systems. If any of our suppliers of solar modules experienced disruptions in the supply of the modules’ component parts, for example semiconductor solar wafers or investors, this may decrease production capabilities and restrict our inventory and sales. In addition, we have experienced and are experiencing varying levels of volatility in costs of equipment and labor resulting in part from disruptions caused by general global economic conditions, including inflationary pressures and the COVID-19 pandemic. While inflationary pressures have resulted in higher costs of products, in part due to an increase in cost of the materials and wage rates, these additional costs have been offset by the related rise in electricity rates.

We cannot predict the full effects the COVID-19 pandemic will have on our business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. Given the dynamic nature of these circumstances on our ongoing business, results of operations and overall financial performance, the full impact of COVID-19 and other macroeconomic factors, including the conflict in Ukraine, cannot be reasonably estimated at this time. In the event we are unable to mitigate the impact of delays or price volatility in solar energy systems, raw materials, and freight, it could materially adversely affect our business, prospects, financial condition and results of operations. For additional information on risk factors that could impact our results, please refer to “Risk Factors” located elsewhere in this proxy statement/prospectus.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. In many instances, we could have reasonably used different accounting estimates, and in other instances, changes in the accounting estimates are reasonably likely to occur from period-to-period. Actual results could differ significantly from our estimates. Our future financial statements will be affected to the extent that our actual results materially differ from these estimates. For further information on all of our significant accounting policies, see Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

We believe that policies associated with our revenue recognition, goodwill, impairment of long-lived assets, provision for income taxes, business combinations and calculation of noncontrolling interests and redeemable noncontrolling interests have the greatest impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates.

Revenue Recognition

We recognize revenue when control of goods or services is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.

Service Revenue – Solar Energy System Installations

The majority of our revenue is generated from the installation of solar energy systems. We identify two performance obligations, which include installation services and post-installation services, and we recognize revenue when control transfers to the customer, upon the completion of the installation and upon the solar energy system passes inspection by the authority having jurisdiction, respectively. We apply judgment in allocating the transaction price between the installation and post-installation performance obligations, based on the estimated costs to perform our services. Changes in such estimates could have a material impact on the timing of our revenue recognition.

Our contracts with customers generally contain a performance guarantee of system output, and we will issue payments to customers if output falls below contractually stated thresholds over the performance guarantee period, which is typically 10 years. We apply judgment in estimating the reduction in revenue associated with the performance guarantee, which is historically not material. However, due to the long-term nature of the guarantee, changes in future estimates could have a material impact on the estimate of our revenue reserve.

Service Revenue – Software Enhanced Services

We recognize revenue from software enhanced services, which include proposals generated from our HelioQuoteTM platform and design services performed using internally developed and external software applications. We contract with solar installers to generate proposals and we contract with solar sales entities to perform design services for their potential customers. Under each type of customer contract, we generate a fixed number of proposals or designs for the customer in the month the services are contracted. Contracts with customers are enforceable on a month-to-month basis and we recognize revenue each month based on the volume of services performed.

Product Revenue

We generate product revenue from the sale of solar panels direct to customers. We sign master purchase agreements with customers that are cancellable at any time, and contracts are evidenced by noncancellable purchase orders placed under the terms of the master purchase agreement. Each purchase order is a contract with a customer, which defines the price and quantity of panels purchased. We recognize revenue based on the contract price, net of incentives, such as volume-based rebates and price protection. We recognize revenue from the sale of solar panels when control is transferred to the customer, which is generally upon delivery to the customer’s premises, and our panel sales do not provide for a right of return.

Product Warranties

We typically provide a 10-year, warranty on our solar energy system installations, which provides assurance over the workmanship in performing the installation, including roof leaks caused by our performance. For solar panel sales, we provide a 30-year warranty that the products will be free from defects in material and workmanship. We record a liability for estimated future warranty claims based on historical trends and new installations. To the extent that warranty claim behavior differs from historical trends, we may experience a material change in our warranty liability.

Inventory Excess and Obsolescence

Our inventory consists of completed solar energy systems and related components, which we classify as finished costs. We record a reserve for inventory which is considered obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, component cost trends, demand forecasts, historical revenues, and assumptions about future demand and market conditions. We apply judgment in estimating the excess and obsolete inventory, and changes in demand for our inventory components could have a material impact on our inventory reserve balance.

Stock-Based Compensation

We recognize stock-based compensation expense over the requisite service period on a straight-line basis for all stock-based payments that are expected to vest to employees, non-employees and directors, including grants of employee stock options and other stock-based awards. Equity-classified awards issued to employees, non-employees such as consultants and non-employee directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, we estimate grant-date fair value of stock options using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option the expected volatility of the price of our common stock and expected dividend yield. We determine these inputs as follows:

Expected Term - Expected term represents the period that our stock-based awards are expected to be outstanding and is determined using the simplified method.

Expected Volatility - Expected volatility is estimated by studying the volatility of comparable public companies for similar terms.

Expected Dividend -The Black-Scholes valuation model calls for a single expected dividend yield as an input. We have never paid dividends and have no plans to pay dividends.

Risk-free Interest Rate - We derive the risk-free interest rate assumption from the U.S. Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued.

Forfeitures - We recognize forfeitures as they occur.

If any assumptions used in the Black-Scholes option pricing model change significantly, stock-based compensation for future awards may differ materially compared to the awards granted previously. For the first quarter 2023, stock-based compensation expense was $1.0 million. As of April 2, 2023, we had approximately $11.3 million of total unrecognized stock-based compensation expense related to stock options, including stock options assumed in the acquisition of Solaria.

Common Stock Valuations

Because our common stock is not publicly traded, our board of directors exercises significant judgment in determining the fair value of our common stock on the date of each option grant, with input from management, based on several objective and subjective factors. Factors considered by our board of directors include:

•	company performance, our growth rate and financial condition at the approximate time of the option grant;

•

the value of companies that we consider peers based on several factors including, but not limited to, similarity to us with respect to industry, business model, stage of growth, financial risk or other factors;

•	changes in our company and our prospects since the last time the board approved option grants and determined fair value;

•	amounts recently paid by investors for our redeemable convertible preferred stock in arm’s-length transactions;

•	the rights, preferences and privileges of our redeemable convertible preferred stock relative to those of our common stock;

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale of all or a portion of our company;

•	future financial projections; and

•	valuations completed near the time of the grant.

Since our inception, we have prepared valuations in a manner consistent with the method outlined in the AICPA Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Certain of these valuations relied on a fundamental analysis of the business, using a discounted cash flow model, to derive an estimate of our total equity. The estimated equity value was then allocated to each class of equity, based on the respective rights and preferences, using an Option-Pricing Methodology, or OPM. Certain other valuations relied on recent transactions in our preferred and/or common stock. For dates near a recent preferred stock financing, we assessed the value of common stock implied by the price paid for the preferred, primarily using an OPM to backsolve the common stock value.

We believe that we have used reasonable methodologies, approaches and assumptions consistent with the AICPA Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, to determine the fair value of our common stock. We have reviewed key factors and events between each date below and have determined that the combination of the factors and events described above reflect a true measurement of the fair value of our common stock over an extended period.

Business Combinations, Including Intangible Assets, and Goodwill

The results of the acquisition of Solaria are included in our consolidated financial statements from the date of the acquisition. Purchase accounting results in assets and liabilities of the acquired business being recorded at their estimated fair values on the acquisition date, which may be considered preliminary and subject to adjustment during the measurement period, which is up to one year from the acquisition date. Any excess consideration over the fair value of assets acquired and liabilities assumed is recognized as goodwill.

We perform valuations of assets acquired and liabilities assumed and allocate the purchase price to the respective assets and liabilities. Determining the fair value of assets acquired and liabilities assumed requires significant judgment and estimates, including the selection of valuation methodologies, estimates of future revenue, costs and cash flows, discount rates, royalty rates and selection of comparable companies. We engage the assistance of third-party valuation specialists in concluding fair value measurements in connection with determining fair values of assets acquired and liabilities assumed in a business combination. The resulting fair values and useful lives assigned to acquisition-related intangible assets impact the amount and timing of future amortization expense.

These estimates are inherently uncertain and unpredictable, and if different estimates were used the purchase price for the acquisition could be allocated to the acquired assets and liabilities differently from the allocation that we have made. In addition, unanticipated events and circumstances may occur, which may affect the accuracy or validity of such estimates, and if such events occur, we may be required to record a charge against the value ascribed to an acquired asset, an increase in the amounts recorded for assumed liabilities, or an impairment of some or all of the goodwill.

Goodwill recognized in connection with our 2022 acquisition was $119.4 million. We are integrating the Solaria business into our existing operations and therefore, it is included in our single reporting unit.

Based upon the date of acquisition of our goodwill on November 4, 2022, we concluded that the estimated fair value of our reporting unit significantly exceeded its carrying value.

The largest identified intangible asset recognized was customer relationships. We determined a fair value of $24.7 million using a multi-period excess earning and estimated useful lives of 22 years.

We evaluate our intangible assets for indications of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Our intangible assets consist of trademarks, developed technology and customer relationships. Factors that could trigger an impairment analysis include significant under-performance relative to historical or projected future operating results, significant changes in the manner of our use of the acquired assets or the strategy for our overall business or significant negative industry or economic trends. If this evaluation indicates that the value of the intangible asset may be impaired, we assess the likelihood of recoverability of the net carrying value of the asset over its remaining useful life. If this assessment indicates that the intangible asset is not recoverable, based on the estimated undiscounted future cash flows of the technology or customer relationships over its remaining useful life, we reduce the net carrying value of the related intangible asset to an estimated fair value.

Recent Accounting Pronouncements

A discussion of recently issued accounting standards applicable to Complete Solar is described in Note 2, Significant Accounting Policies, in the Notes to Consolidated Financial Statements and in Note 2, Significant Accounting Policies.

Results of Operations

Thirteen weeks ended April 2, 2023 compared to three months ended March 31, 2022

The following table sets forth our unaudited statements of operations data for the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022, respectively. We have derived this data from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

(In thousands)	Thirteen Weeks Ended April 2, 2023	Three Months Ended March 31, 2022	$ Change	% Change
Product revenues	$18,721	$—	$18,721	100%
Service revenue	16,677	20,302	(3,625)	(18%)

Total revenues	35,398	20,302	15,096	74%
Cost of product revenues(1)	19,489	—	19,489	100%
Cost of service revenues(1)	13,818	13,410	408	3%

Total cost of revenue	33,307	13,410	19,897	148%
Gross profit	2,091	6,892	(4,801)	(70%)
Gross margin %	6%	34%		(28%)
Operating expenses:
Sales commissions	5,677	7,114	(1,437)	(20%)
Sales and marketing(1)	3,549	1,470	2,079	141%
General and administrative(1)	13,098	2,012	11,086	551%

Total operating expenses	22,324	10,596	11,728	111%

Loss from operations	(20,233)	(3,704)	(16,529)	446%
Interest expense(2)	(3,611)	(706)	(2,905)	411%
Interest income	8	—	8	100%
Other income (expense), net(3)	317	3,205	(2,888)	(90)%

Loss before income taxes	(23,519)	(1,205)	(22,314)	1,852%
Provision for income taxes	5	(1)	6	(600%)

Net loss	$(23,514)	$(1,206)	$(22,308)	1,850%

(1)	Includes stock-based compensation expense as follows:

(In thousands)	Thirteen Weeks Ended April 2, 2023	Three Months Ended March 31, 2022
Cost of sales	$11	$3
Sales and marketing	168	18
General and administrative	843	27

Total stock-based compensation expense	$1,022	$48

(2)	Includes interest expense to related party of $0.2 million and $0.1 million during the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022, respectively.
(3)	Other (expense), net includes other income from related parties of zero and $1.4 million during the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022, respectively.

Product Revenues

Total product revenues for the thirteen weeks ended April 2, 2023 was $18.7 million, all of which is attributable to the November 2022 acquisition of Solaria.

Service Revenues

We disaggregate our service revenues based on the following types of services:

(In thousands)	Thirteen Weeks Ended April 2, 2023	Three Months Ended March 31, 2022	$ Change	% Change
Solar energy system installations	$15,843	$19,728	$(3,885)	(20%)
Software enhanced services	834	574	260	45%

Total service revenues	$16,677	$20,302	$(3,625)	(18%)

Revenues from solar energy system installations for the thirteen weeks ended April 2, 2023 was $15.8 million compared to $19.7 million for the three months ended March 31, 2022. The decrease in solar energy system installation revenues of $3.9 million is primarily due to a decrease in the volume of solar energy system installations, driven largely by unusual inclement California weather during the first quarter of 2023, partially offset by an increase in average selling price of solar energy system installations.

Revenues from software enhanced services for the thirteen weeks ended April 2, 2023 was $.8 million compared to $0.6 million for the three months ended March 31, 2022. The increase in software enhanced services revenues is primarily due to increased sales and marketing for proposal and design services.

Cost of Product Revenues

Cost of product revenues for the thirteen weeks ended April 2, 2023 was $19.5 million, all of which is attributable to the November 2022 acquisition of Solaria.

Cost of Service Revenues

Cost of service revenues for the thirteen weeks ended April 2, 2023 was $13.8 million compared to $13.4 million for the three months ended March 31, 2022. The increase in cost of service revenues of $0.4 million was primarily due to rising costs period over period, partially offset by a smaller increase in excess and obsolete inventory reserves during the thirteen weeks ended April 2, 2023 as compared to the three months ended March 31, 2022.

Gross Profit

Gross margin decreased 28% year over year, from 34% for the three months ended March 31, 2022 to 6% for the thirteen weeks ended April 2, 2023. The decrease in margin is primarily due to the increase in product revenues as a result of the acquisition of Solaria, which has lower margins than service revenues, and the impact of rising costs associated with service revenues.

Sales Commissions

Sales commissions for the thirteen weeks ended April 2, 2023, decreased by $1.4 million, or 20%, compared to the three months ended March 31, 2022. The decrease in commissions is primarily due to the diversification of our sales partner channels to deliver greater services and capture more contribution margin by reducing sales commissions.

Sales and Marketing

Sales and marketing expense for the thirteen weeks ended April 2, 2023 increased by $2.1 million, or 141%, compared to the three months ended March 31, 2022. The increase is attributable to the acquisition of Solaria in November 2022.

General and Administrative

General and administrative costs for the thirteen weeks ended April 2, 2023 increased by $11.1 million, or 551%, compared to the three months ended March 31, 2022. The increase was primarily attributed to $9.1 million in general and administrative costs associated with the acquisition of Solaria in November 2022, along with additional increases in bad debt expense of $1.9 million and outside services costs of $0.1 million related to the deSPAC transaction.

Interest Expense

Interest expense for the thirteen weeks ended April 2, 2023 increased by $2.9 million, or 411%, compared to the three months ended March 31, 2022. The increase was primarily attributed to accretion of $2.2 million and the amortization of issuance costs of $0.6 million related to long term debt in CS Solis LLC that occurred in February of 2022, and a $0.1 million increase in interest expense related to the 2022 convertible notes.

Other Income (Expense), Net

Other income (expense), net for the thirteen weeks ended April 2, 2023 decreased by $2.9 million, or 90%, compared to the three months ended March 31, 2022. The decrease was primarily attributed to $3.2 million prior year conversion costs of our convertible debt and SAFE agreements in March 2022 which did not occur in 2023, partially offset by $0.2 million increase in the fair value of Series D-7 Preferred Stock warrants.

Net Loss

As a result of the factors discussed above, our net loss for the thirteen weeks ended April 2, 2023 was $23.5 million, an increase of $22.3 million, or 1,850%, as compared to a net loss of $1.2 million for the three months ended March 31, 2022.

Results of Operations

Year ended December 31, 2022 compared to year ended December 31, 2021

The following table sets forth our unaudited statements of operations data for the years ended December 31, 2022 and 2021, respectively. We have derived this data from our audited annual financial statements included elsewhere in this prospectus. This information should be read in conjunction with our audited annual financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

	Years Ended December 31,
(In thousands)	2022	2021	$ Change	% Change
Product revenues	$13,325	$—	$13,325	100%
Service revenue	66,475	68,816	(2,341)	(3%)

Total revenues	79,800	68,816	10,984	16%
Cost of product revenues(1)	12,847	—	12,847	100%
Cost of service revenues(1)	46,647	40,123	6,524	16%

Total cost of revenue	59,494	40,123	19,371	48%
Gross profit	20,306	28,693	(8,387)	(29%)
Gross margin %	25%	42%		(17%)
Operating expenses:
Sales commissions	21,195	25,061	(3,866)	(15%)
Sales and marketing(1)	7,471	5,179	2,292	44%
General and administrative(1)	14,251	5,780	8,471	147%

Total operating expenses	42,917	36,020	6,897	19%

Loss from operations	(22,611)	(7,327)	(15,284)	209%
Interest expense(2)	(4,986)	(1,712)	(3,274)	191%
Interest income	5	—	5	100%
Other income (expense), net(3)	(1,858)	(240)	(1,618)	674%

Loss before income taxes	(29,450)	(9,279)	(20,171)	217%
Provision for income taxes	(27)	(3)	(24)	800%

Net loss	$(29,477)	$(9,282)	$(20,195)	218%

(1)	Includes stock-based compensation expense as follows (in thousands):

	Years Ended December 31,
	2022	2021
Cost of sales	$22	$19
Sales and marketing	232	68
General and administrative	649	113

Total stock-based compensation expense	$903	$200

(2)	Includes interest expense to related parties of $0.3 million and $0.7 million during the year ended December 31, 2022 and 2021, respectively
(3)	Includes other income from related parties of $1.4 million, zero and zero during the years ended December 31, 2022 and 2021, respectively.

Product Revenues

Total product revenues for the year ended December 31, 2022 was $13.3 million, all of which is attributable to the November 2022 acquisition of Solaria.

Service Revenues

The Company disaggregates its service revenues based on the following types of services:

	Years Ended December 31,		Change $	Change %
(In thousands)	2022	2021
Solar energy system installations	$62,896	$66,958	$(4,062)	(6%)
Software enhanced services	3,579	1,858	1,721	93%

Total service revenues	$66,475	$68,816	$(2,341)	(3%)

Revenues from solar energy system installations for the year ended December 31, 2022 was $62.9 million compared to $67.0 million for the year ended December 31, 2021. The decrease in solar energy system installation revenues of $4.1 million is primarily due to constraints on the supply of solar panels available to purchase for fulfillment of our customer contracts. These supply constraints resulted from economic sanctions such as the Dec 21, 2021 Uyghur Forced Labor Prevention Act and supplier reactions to the Auxin Solar Tariff Petition. Without the necessary equipment to fulfill customer contracts, our projects were pushed into subsequent quarters.

Revenues from software enhanced services for the year ended December 31, 2022 was $3.6 million compared to $1.9 million for the year ended December 31, 2021. The increase in software enhanced services revenues is primarily due to increased sales and marketing for proposal and design services.

Cost of Product Revenues

Cost of product revenues for the year ended December 31, 2022 was $12.8 million, all of which is attributable to the November 2022 acquisition of Solaria.

Cost of Service Revenues

Cost of service revenues for the year ended December 31, 2022 was $46.6 million compared to $40.1 million for the year ended December 31, 2021. The increase of cost of service revenues of $6.5 million was primarily driven by an increase in the reserve for excess and obsolete inventory of $3.6 million, an increase in warranty costs of $0.9 million and the effect of increasing materials prices for our solar energy systems. The increase in the reserve was a result of a substantial build up in inventory on hand commencing in early 2022 in response to global supply chain constraints, a general product shift relating to market demand for higher voltage solar panels, and certain inventory management adjustments associated with inventories maintained by inactive installers.

Gross Profit

Gross margin decreased 17% year over year, from 42% for the year ended December 31, 2021 to 25% for the year ended December 31, 2022. The decrease in margin is primarily due to increased product revenues as a result of the acquisition of Solaria, which has lower margins than service revenues, and the increases in cost of service revenue as described above.

Sales Commissions

Sales commission decreased by $3.8 million, or 15%, from $25.0 million in the year ended December 31, 2021 to $21.2 million in the year ended December 31, 2022. The decrease in commissions is due to the diversification of our sales partner channels to deliver greater services and value it is able to capture more contribution margin by reducing sales commissions.

Sales and Marketing

Sales and marketing expense increased by $2.3 million, or 44%, from $5.2 million in the year ended December 31, 2021 to $7.5 million in the year ended December 31, 2022. The increase was due to a $1.4 million increase in personnel-related costs, a $0.7 million increase in outside sales and marketing services associated with marketing our proposal and design services, and a $0.1 million increase in stock-based compensation expense. Of these cost increases, $1.3 million is attributable to the acquisition of Solaria in November 2022.

General and Administrative

General and administrative expense increased by $8.5 million, or 147%, from $5.8 million in the year ended December 31, 2021 to $14.3 million in the year ended December 31, 2022. The increase was primarily attributed outside services for finance and legal costs of $3.5 million related to the deSPAC transaction, an increase in bad debt expense of $1.7 million, an increase in payroll related costs of $1.3 million, an increase in office and occupancy related costs due to new offices for $0.8 million, an increase in, an increase in stock-based compensation for $0.5 million, and an increase in outside service costs associated with maintaining our internal use software of $0.4 million. Of these cost increases, $3.0 million is attributable to acquisition of Solaria in November 2022.

Interest Expense

Interest expense increased by $3.3 million, or 191%, from $1.7 million in the year ended December 31, 2021 to $5.0 million in the year ended December 31, 2022. The increase was primarily attributed to accretion of $2.4 million and the amortization of issuance costs of $1.2 million related to long term debt in CS Solis LLC that occurred in February of 2022 and a $0.2 million increase in interest expense related to the 2022 Convertible Notes. The increase was offset by a $0.8 million reduction in interest expense, as we repaid or converted debt instruments in February 2022, which were outstanding during 2021.

Other Income (Expense), Net

Other income (expense), net increased by $1.6 million, or 674%, from $0.2 million in the year ended December 31, 2021 to $1.8 million in the year ended December 31, 2022. The increase was primarily attributed to an increase in the fair value of preferred stock warrants of $5.2 million, partially offset by a gain on the extinguishment of our convertible debt and safe agreements in March 2022 of $3.2 million.

Net loss

As a result of the factors discussed above, our net loss for the year ended December 31, 2022 was $29.5 million, an increase of $20.2 million, or 218%, as compared to $9.3 million for the year ended December 31, 2021.

Year ended December 31, 2021 compared to year ended December 31, 2020

The following table sets forth our statement of operations data for 2021 and 2020. We have derived this data from our audited annual financial statements included elsewhere in this prospectus. This information should be read in conjunction with our audited annual financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

	Years Ended December 31,
(In thousands)	2021	2020	$ Change	% Change
Product revenues, net	$—	$—	$—	0%
Service revenue, net	68,816	29,378	39,438	134%

Total revenues	68,816	29,378	39,438	134%
Cost of product revenue(1)	—	—	—	0%
Cost of service revenue(1)	40,123	17,097	23,026	135%

Total cost of revenue	40,123	17,097	23,026	135%
Gross profit	28,693	12,281	16,412	134%
Gross margin %	42%	42%		(0%)
Operating expenses:
Sales commissions	25,061	10,410	14,651	141%
Research and engineering(1)	—	—	—	0%
Sales and marketing(1)	5,179	3,185	1,994	63%
General and administrative(1)	5,780	3,801	1,979	52%

Total operating expenses	36,020	17,396	18,624	107%

Loss from operations	(7,327)	(5,115)	(2,212)	43%
Interest expense(2)	(1,712)	(523)	(1,189)	227%
Interest income	—	—	—	0%
Other income (expense), net	(240)	(41)	(199)	485%

Loss before income taxes	(9,279)	(5,679)	(3,600)	63%
Provision for income taxes	(3)	(3)	—	0%

Net loss	$(9,282)	$(5,682)	$(3,600)	63%

(1)	Includes stock-based compensation expense as follows:

	Years Ended December 31,
(In thousands)	2021	2020
Cost of sales	$19	$8
Sales and marketing	68	37
General and administrative	113	64

Total stock-based compensation expense	$200	$109

(2)	Includes interest expense to related party of $0.7 million and $0.2 million during the years ended December 31, 2021 and 2020, respectively.

Revenues

Total revenue for the year ended December 31, 2021 was $68.8 million which compares with total revenue of $29.4 million for the year ended December 31, 2020. The increase in 2021 revenue is significantly impacted by the change in the business coming out of the COVID-19 pandemic. Solar revenue (including the installation and completion of solar systems) increased by $37.0 million. The increase is driven primarily by the volume of transactions in 2021. Other revenues, including design services and proposal services, increased by $1.6 million, the increase in revenues is driven by greater internal focus on performing such services in 2021.

Cost of Revenues and Gross Profit

Cost of revenues for the year ended December 31, 2021 was $40.1 million compared to $17.1 million for the year ended December 31, 2020. The 135% increase in cost of revenue for the year ended December 31, 2021 over for the year ended December 31, 2020 grew proportionately with the increase in revenue during the same comparable periods, as well as slight increase in raw material costs.

Our gross profits for the year ended December 31, 2021 increased by $16.4 million, or 134%, as compared to the year ended December 31, 2020. Gross margins of 42% remained flat year-over-year.

Sales Commission

Sales commissions for the year ended December 31, 2021 increased by $14.7 million, or 141%, compared to the year ended December 31, 2020. The increase in sales commissions expenses is primarily attributable to a corresponding increase of 134% in service revenue.

Sales and Marketing

Sales and marketing expense for the year ended December 31, 2021 increased by $2.0 million, or 63%, compared to the year ended December 31, 2020. The increase was primarily attributable to an increase of $1.4 million in personnel-related expenses as a result of increased headcount in our sales and marketing organization, $0.2 million increase in office supplies, and $0.1 million increase in due and subscription expense.

General and Administrative

General and administrative expense for the year ended December 31, 2021 increased by $2.0 million, or 52%, compared to the year ended December 31, 2020. The increase was primarily attributable to an increase of $0.5 million in accounting, legal, and other contract labor costs, $0.3 million in personnel-related expenses, as a result of increased headcount, $0.2 million increase in office and occupancy related costs, $0.2 million increase in customer support, $0.2 million increase in amortization of internal software, a $0.1 million increase in stock-based compensation expense related to additional stock-based awards granted in fiscal year 2022, and a $0.1 million increase in recruitment and reallocation expenses.

Interest Expense

Interest expense for the year ended December 31, 2021 increased by $1.2 million, or 227%, compared to the year ended December 31, 2020. The increase is attributable to a $0.6 million increase in interest expense related to amortization of debt discount primarily due to the 2020-A and 2021-A notes, a $0.3 million increase in interest expense related to our SVB operating loan, and a $0.3 million increase in financing costs associated with a 2021 short-term bridge loan.

Other Income (Expense), Net

Other income (expense), net for the year ended December 31, 2021 increased by $0.2 million, or 485%, compared to the year ended December 31, 2020. The increase was primarily due to increase of $1.3 million related to the fair value measurement of the SAFEs, $0.3 million related to revaluation of derivative liabilities of 2019-A 2020-A and 2021-A notes, and $0.3 million related to fair value remeasurement of Series B and Series C preferred stock warrants. These expenses were partially offset by other income relating to PPP loan forgiveness of approximately $1.7 million.

Net Loss

As a result of the factors discussed above, our net loss for the year ended December 31, 2021 was $9.3 million, an increase of $3.6 million, or 63%, as compared to $5.7 million for the year ended December 31, 2020.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through sales of equity securities, issuance of convertible notes and cash generated from operations. Our principal uses of cash in recent periods have been funding our operations and investing in capital expenditures. As of April 2, 2023, our principal sources of liquidity were cash and cash equivalents of $3.3 million, which were held for working capital purposes. Our cash equivalents are on deposit with major financial institutions. Our cash position raises substantial doubt regarding our ability to continue as a going concern for twelve months following the issuance of the condensed consolidated financial statements. To meet our short-term financing needs, we have raised $11.0 million in convertible note financing and an additional $14.1 million in other debt financing in the thirteen weeks ended April 2, 2023 with the potential to raise an additional convertible notes to meet short-term liquidity requirements.

Although we do not have significant purchase commitments, we believe that our existing capital resources may not be sufficient to fund our operations in the near term without regard to the transaction contemplated within this proxy statement/prospectus. To the extent that the transaction contemplated in this proxy statement/prospectus does not occur, we may be required to seek additional equity or debt financing. While there can be no assurances, we anticipate raising additional required capital from new and existing investors. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, we may be required to reduce planned spending, which could have a material adverse effect on our operations.

Debt Financings

2022 Convertible Notes

In connection with the Business Combination Agreement, we have raised the 2022 Convertible Notes in November 2022, December 2022, and February 2023 with additional investors, with an aggregate purchase price of $23.0 million. Additionally, as part of the acquisition of Solaria, we assumed a note from an existing investor for $6.7 million, which was modified as of the close of the business combination to contain the same terms as the other 2022 Convertible Notes. We did not incur significant issuance costs associated with the 2022 Convertible Notes. The 2022 Convertible Notes will convert to common shares of Complete Solaria, Inc. at the close of the deSPAC transaction. The 2022 Convertible Notes accrue interest at a rate of 5% per annum. Immediately prior to the closing of the expected deSPAC transaction, the 2022 Convertible Notes will be converted into that number of shares of common stock of Complete Solaria equal to (x) the principal amount together with all accrued interest of the 2022 Convertible Notes divided by 0.75, divided by (y) the price of a share of common stock of Complete Solaria used to determine the conversion ratio in the Business Combination Agreement. As of April 2, 2023 and December 31, 2022, the 2022 Convertible Notes have accrued $0.5 million and $0.2 million in interest, respectively. As of April 2, 2023 and December 31, 2022, the carrying values of the 2022 Convertible Notes represent the only balances in the convertible notes, net, noncurrent and convertible notes, net due to related parties, noncurrent financial statement captions.

In the event the Business Combination is consummated prior to September 2, 2023, or a later date if approved by FACT’s shareholders pursuant to the Articles of Association, the Sponsor will transfer to the holders of 2022 Convertible Notes a pro rata percentage of (i) 500,000 shares of New Complete Solaria Common Stock in exchange for payment by such investor to FACT of $0.0001 per share and (ii) 363,285 FACT Private Placement Warrants held by the Sponsor. In addition, holders of 2022 Convertible Notes are entitled to receive, on a pro rata basis, up to an additional (i) 250,000 shares of New Complete Solaria Common Stock, at a purchase price of $0.0001 per share, if within the first 12 months following the Closing Date, the volume weighted average price of New Complete Solaria Common Stock equals or exceeds $12.50 per share for a period of at least 20 days out of 30 consecutive days on which the shares of New Complete Solaria Common Stock are traded on a stock exchange, and (ii) 250,000 shares of New Complete Solaria Common Stock, at a purchase price of $0.0001 per share, if within the first 12 months following the Closing Date, the volume weighted average price of New

Complete Solaria Common Stock equals or exceeds $15.00 per share for a period of at least 20 days out of 30 consecutive days on which the shares of New Complete Solaria Common Stock are traded on a stock exchange.

2018 Bridge Notes

In December 2018, Solaria Corporation issued senior subordinated convertible secured notes (“2018 Notes”) totaling approximately $3.4 million in exchange for cash. The notes bear interest at the rate of 8% per annum and the investors are entitled to receive twice of the face value of the notes at maturity. The 2018 Notes were assumed in the acquisition by Complete Solaria and are secured by substantially all of the assets of Complete Solaria. In December 2022, we entered into an amendment to the 2018 Notes extending the maturity date from December 13, 2022 to December 13, 2023. In connection with the amendment, the notes will continue to bear interest at 8% per annum and are entitled to an increased repayment premium from 110% to 120% of the principal and accrued interest at the time of repayment. As of April 2, 2023 and December 31, 2022, the carrying value of the 2018 Notes was $10.1 million and $9.8 million, respectively. Interest expense recognized for the thirteen weeks ended April 2, 2023 was $0.3 million.

SCI Term Loan and Revolver Loan

In October 2020, Solaria entered into a loan agreement (“Loan Agreement”) with Structural Capital Investments III, LP (“SCI”) to obtain a revolving loan of $5.0 million. The debt was assumed by Complete Solaria upon the acquisition of Solaria and recorded at its fair value of $5.0 million. The Revolving Loan has a term of thirty-six months, principal repayments at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever is higher. The loan is due and payable as of October 31, 2023. Interest expense recognized for the thirteen weeks ended April 2, 2023 was $0.1 million.

Secured Credit Facility

In December 2022, we entered into a secured credit facility agreement with Kline Hill Partners IV SPV LLC and Kline Hill Partners Opportunity IV SPV LLC. The secured credit facility agreement, which matures in April 2023, allows us to borrow up to 70% of the net amount of our eligible vendor purchase orders with a maximum amount of $10.0 million at any point in time. The purchase orders are backed by relevant customer sales orders which serve as a collateral. The amounts drawn under the secured credit facility may be reborrowed provided that the aggregate borrowing does not exceed $20.0 million. The repayment under the secured credit facility is the borrowed amount multiplied by 1.15x if repaid within 75 days and borrowed amount multiplied by 1.175x if repaid after 75 days. We may prepay any borrowed amount without premium or penalty.

At April 2, 2023, the outstanding net debt amounted to $10.4 million, including accrued financing cost of $2.8 million, compared to December 31, 2022, where the outstanding net debt amounted to $5.6 million, including accrued financing cost of $0.1 million.

Long-Term Debt in CS Solis

In February 2022, we received an investment from CRSEF Solis Holdings, LLC (“CRSEF”). The investment was made pursuant to a subscription agreement, under which CRSEF contributed $25.6 million in exchange for 100 Class B Membership Units of CS Solis. The Class B Membership Units are mandatorily redeemable by us on the three-year anniversary of the effective date of the CS Solis amended and restated LLC agreement. The Class B Membership Units accrue interest that is payable upon redemption at a rate of 10.5% which is accrued as an unpaid dividend, compounded annually, and subject to increases in the event we declare any dividends. As of April 2, 2023 and December 31, 2022, we have recorded a liability of $26.3 and $25.2 million, respectively, included in net long-term debt in CS Solis on the unaudited condensed consolidated balance sheets. For the thirteen weeks ended April 2, 2023, we have recorded accretion of the liability as interest expense of $0.80 million, and we have recorded the amortization of issuance costs as interest expense of $0.3 million.

Cash Flows for the Thirteen Weeks Ended April 2, 2023 and the Three Months Ended March 31, 2022

The following table summarizes Complete Solaria’s cash flows from operating, investing, and financing activities for the thirteen weeks ended April 2, 2023 and the three months ended March 31, 2022:

(in thousands)	Thirteen Weeks Ended April 2, 2023	Three Months Ended March 31, 2022
Net cash used in operating activities	$(16,278)	$(7,446)
Net cash used in investing activities	$(486)	$(304)
Net cash provided by financing activities	$15,554	$14,993

Cash Flows from Operating Activities

Net cash used in operating activities of $16.3 million for the thirteen weeks ended April 2, 2023 was primarily due the net loss of $23.5 million, and net cash outflows of $0.4 million from changes in our operating assets and liabilities, adjusted for non-cash charges of $7.7 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable of $3.2 million, an increase in prepaid expenses and other current assets of $2.0 million, decrease in accrued expenses and other current liabilities of $1.2 million, and decrease in deferred revenue of $1.2 million, partially offset by decrease in inventories of $5.3 million, and an increase in accounts payable of $2.7 million. Non-cash charges primarily consisted of $2.8 million change in allowance for doubtful accounts, interest expense primarily related to long-term debt in CS Solis of $1.2 million, stock-based compensation expense of $1.0 million, depreciation and amortization expense of $1.0 million, change in reserve for obsolete inventory of $0.8 million, and accretion of long-term debt in CS Solis of $0.8 million.

Net cash used in operating activities of $7.4 million for the three months ended March 31, 2022 was primarily due to net cash outflows of $6.4 million from changes in operating assets and liabilities, and the net loss of $1.2 million, adjusted for non-cash charges of $0.2 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable of $3.3 million, an increase in inventory of $2.0 million, and a decrease in accrued expenses and other current liabilities of $1.7 million, partially offset by a decrease in prepaid expenses and other current assets of $1.8 million. Non-cash charges primarily consisted of non-cash equity expense of $3.2 million, partially offset by change in reserve for obsolete inventory of $2.1 million.

Cash Flows from Investing Activities

Net cash used in investing activities of $0.5 million for the thirteen weeks ended April 2, 2023, was primarily due to additions to internal-use-software.

Net cash used in investing activities of $0.3 million for the three months ended March 31, 2022, was due to additions to internal-use-software.

Cash Flows from Financing Activities

Net cash provided by financing activities of $15.6 million for the thirteen weeks ended April 2, 2023 was primarily due to proceeds from the issuance of notes payable, net of $14.1 million, and proceeds from the issuance of the 2022 Convertible Notes of $11.0 million, partially offset by repayment of notes payable of $9.6 million.

Net cash provided by financing activities of $15.0 million for the three months ended March 31, 2022 was primarily due to net proceeds from issuance of long-term debt in CS Solis of $25.0 million, partially offset by repayment of notes payable of $9.5 million, and repayment of convertible notes payable to related parties of $0.5 million.

Cash Flows for the Years Ended December 31, 2022 and 2021

The following table summarizes Complete Solaria’s cash flows from operating, investing, and financing activities for the years ended December 31, 2022 and 2021:

	Years Ended December 31,
(in thousands)	2022	2021
Net cash used in operating activities	$(31,513)	$(10,995)
Net cash provided by (used in) investing activities	$3,335	$(1,063)
Net cash provided by financing activities	$31,191	$16,895

Cash Flows from Operating Activities

Net cash used in operating activities of $31.5 million for the year ended December 31, 2022 was primarily due the net loss of $29.5 million, and net cash outflows of $17.0 million from changes in our operating assets and liabilities, adjusted for non-cash charges of $15.0 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable of $16.2 million, and an increase in inventories of $8.2 million, and an increase in other current assets of $1.1 million, partially offset by an increase in accounts as payable of $5.7 million and a decrease in prepaid expenses and other current assets of $3.3 million. Non-cash charges primarily consisted of $5.2 million change in the fair value of warrant liability, interest expense primarily related to long-term debt in CS Solis of $4.8 million, reserve for obsolete inventory of $3.6 million, increase in the allowance for doubtful accounts of $2.2 million, and depreciation and amortization expense of $1.2 million, partially offset by non-cash income recognized upon conversion of convertible notes and SAFE agreements of $3.2 million.

Net cash used in operating activities of $11.0 million for the year ended December 31, 2021 was primarily due to the net loss of $9.3 million, and net cash outflows of $5.4 million from changes in our operating assets and liabilities, adjusted for non-cash charges of $3.7 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable of $4.8 million, an increase in inventory of $3.0 million and an increase in prepaid expenses and other current assets of $3.0 million, partially offset by an increase in accounts payable of $3.0 million, and an increase in accrued expenses and other current liabilities of $2.9 million. Non-cash charges primarily consisted of non-cash interest expense of $1.3 million, change in fair value of convertible notes of $1.3 million, change in reserve for obsolete inventory of $0.8 million, depreciation and amortization of $0.5 million, change in the allowance of allowance of doubtful accounts of $0.4 million, non-cash lease expense of $0.3 million, and change in fair value of warrant liabilities of $0.3 million, partially offset by $1.8 million in forgiveness of PPP loan.

Cash Flows from Investing Activities

Net cash provided by investing activities of $3.3 million for the year ended December 31, 2022, was primarily due to cash acquired in the acquisition of Solaria of $4.8 million, partially offset by additions to internal-use-software of $1.5 million.

Net cash used in investing activities of $1.1 million for the year ended December 31, 2021, was due to additions to internal-use-software.

Cash Flows from Financing Activities

Net cash provided by financing activities of $31.2 million for the year ended December 31, 2022 was primarily due to net proceeds from issuance of long-term debt in CS Solis of $25.0 million, proceeds from the issuance of the 2022 Convertible Notes of $12.0 million, and proceeds from the issuance of notes payable of $5.5 million. This was partially offset by the repayment of notes payable of $9.5 million, payments for issuance costs of Series D redeemable convertible preferred shares of $1.4 million, and repayment of convertible notes payable to related parties of $0.5 million.

Net cash provided by financing activities of $16.9 million for fiscal year 2021 was primarily related to net proceeds from the issuance of notes payable of $7.2 million, the issuance of SAFE agreements of $5.0 million, issuance of our convertible promissory notes to related parties of $3.6 million and proceeds from the issuance of convertible promissory notes of $1.2 million.

Cash Flows for the Years Ended December 31, 2021 and 2020

The following table summarizes Complete Solaria’s cash flows from operating, investing, and financing activities for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020
Net cash used in operating activities	$(10,995)	$(6,189)
Net cash provided by (used in) investing activities	(1,063)	(584)
Net cash provided by financing activities	16,895	6,355

Cash Flows from Operating Activities

Net cash used in operating activities of $11.0 million for the year ended December 31, 2021 was primarily due to the net loss of $9.3 million, and net cash outflows of $5.4 million from changes in our operating assets and liabilities, adjusted for non-cash charges of $3.7 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable of $4.8 million, an increase in inventory of $3.0 million, and an increase in prepaid expenses and other current assets of $3.0 million, partially offset by an increase in accounts payable of $3.0 million and an increase in accrued expenses and other current liabilities of $2.9 million. Non-cash charges primarily consisted of non-cash interest expense of $1.3 million, change in fair value of convertible notes of $1.3 million, change in reserve for obsolete inventory of $0.8 million, depreciation and amortization of $0.5 million, change in the allowance of doubtful accounts of $0.4 million, non-cash lease expense of $0.3 million, and change in fair value of warrant liabilities of $0.3 million, partially offset by $1.8 million in forgiveness of PPP loan.

Net cash used in operating activities of $6.2 million for year ended December 31, 2020 was primarily related to our net loss of $5.6 million, and net cash outflows of $1.9 million provided by changes in our operating assets and liabilities, adjusted for non-cash charges of $1.3 million. The main drivers of net cash outflows were derived from the changes in operating assets and liabilities and were related to an increase in accounts receivable of $2.0 million, an increase in inventory of $1.3 million, a decrease in accounts payable of $1.1 million, an increase in prepaid expenses and other current assets of $0.9 million, partially offset by an increase in accrued expenses and other current liabilities of $2.4 million, and an increase in deferred revenue of $1.5 million. Non-cash charges primarily consisted of non-cash interest of $0.5 million, increase in the allowance for doubtful accounts of $0.3 million, and depreciation and amortization of $0.3 million.

Cash Flows from Investing Activities

Net cash used in investing activities of $1.1 million for the year ended December 31, 2021 was due to additions to internal-use software.

Net cash used in investing activities of $0.6 million for fiscal year 2020 was due to additions to internal-use software.

Cash Flows from Financing Activities

Net cash provided by financing activities of $16.9 million for the year ended December 31, 2021 was primarily related to net proceeds from the issuance of notes payable of $7.2 million, the issuance of SAFE agreements of $5.0 million, issuance of our convertible promissory notes to related parties of $3.6 million, and proceeds from the issuance of convertible promissory notes of $1.2 million.

Net cash provided by financing activities of $6.4 million for the year ended December 31, 2020 was primarily related to net proceeds from issuance of notes payable of $4.0 million, proceeds from the issuance of convertible promissory notes to related parties of $3.3 million, and proceeds from the issuance of convertible promissory notes of $0.7 million, partially offset by repayment of convertible notes of $1.5 million.

Off Balance Sheet Arrangements

As of the date of this proxy statement/prospectus, Complete Solaria does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with Complete Solaria is a party, under which it has any obligation arising under a guaranteed contract, derivative instrument, or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity, or market risk support for such assets.

Currently, Complete Solaria does not engage in off-balance sheet financing arrangements.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Complete Solaria is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the closing of the Merger, our Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period, or (iv) December 31, 2025. Complete Solaria expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Quantitative and Qualitative Disclosures About Market Risk

Complete Solaria’s operations expose Complete Solaria to a variety of market risks. Complete Solaria monitors and manages these financial exposures as an integral part of its overall risk management program.

Interest Rate Risk

We do not have significant exposure to interest rate risk that could affect the balance sheet, statement of operations, and the statement of cash flows, as we do not have any outstanding variable rate debt as of April 2, 2023.

Concentrations of Credit Risk and Major Customers

Our customer base consists primarily of residential homeowners. We do not require collateral on our accounts receivable. Further, our accounts receivable are with individual homeowners and we are exposed to normal industry credit risks. We continually evaluate our reserves for potential credit losses and establish reserves for such losses.

As of April 2, 2023, five customers had outstanding balances that represented 21%, 19%, 16%, 15%, and 15%, respectively, of the total accounts receivable, net balance, compared to March 31, 2022, as two customers had outstanding balances that represented 54%, and 10%, of the total accounts receivable, net balance.

For the thirteen-week period ended April 2, 2023, three customers represented approximately 32%, 17%, and 11% of net revenues, respectively, compared to March 31, 2022, as one customer represented approximately 45% of net revenues.

Recent Developments

Subsequent to March 31, 2023, we issued additional 2022 Convertible Notes with an aggregate purchase price of $10.25 million.